Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO
XATA Corporation
952-707-5600
mark.ties@xata.com
XATA Reports Record First Quarter Revenue
While Deferred Revenue Increases 71 Percent
Also Releases Quarterly Results
MINNEAPOLIS, January 30, 2006—XATA Corporation (Nasdaq:XATA), the leader in onboard fleet management systems for private fleet transportation, today announced that it achieved record revenue in the first quarter of fiscal 2006 while deferred revenue increased 71 percent on a year-over-year basis.
Net sales for the first quarter of fiscal 2006 increased 41 percent to $6.4 million, compared to $4.5 million in the first quarter of fiscal 2005. Deferred revenue totaled $10.9 million at the end of the first quarter of fiscal 2006, compared to $6.4 million at the end of the first quarter of fiscal 2005 (System revenue associated with the XATANET product is recognized over the initial term of each subscription rather than fully at the time of delivery). The growth in net sales and deferred revenue was primarily due to XATANET system sales which increased 27 percent on a year-over-year basis. XATANET system sales were 48 percent of total net sales for the first quarter of fiscal 2006, compared to 10 percent for the first quarter of fiscal 2005.
“We are pleased to report record quarterly revenue in our first quarter of fiscal 2006 and our sixth consecutive quarter of sequential growth in XATANET sales,” stated Craig Fawcett, XATA Chairman and CEO. “The market momentum continues to build for our XATANET product as we add increased functionality. Today, we have now penetrated over 30 different verticals within the private fleet sector and have over 375 customers operating on our XATANET platform.”
Costs of sales for the first quarter of fiscal 2006 were $4.6 million, compared to $3.1 million for the first quarter of fiscal 2005. The increase of $1.5 million was primarily due to an increase in XATANET system sales and post-contract support costs associated with the XATANET product line.
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XATA Releases First Quarter Results — Page 2
Research and development costs for the first quarter of fiscal 2006 were $0.7 million, compared to $1.0 million for the first quarter of fiscal 2005. The decrease of $0.3 million was due to the capitalization of software development costs for projects that have reached technological feasibility.
Selling, general and administrative costs for the first quarter of fiscal 2006 were $1.8 million, compared to $1.5 million for the first quarter of fiscal 2005. The increase of $0.3 million was primarily due to an increase in back-office infrastructure costs to support the XATANET subscription based format and higher sales and marketing costs associated with increased XATANET customer bookings.
“Operating results improved during the first quarter on a year-over-year basis as a result of the continued expansion of our XATANET subscriber base and on-going demand for our OpCenter product,” stated Mark Ties, XATA CFO. “As we previously stated our cost structure is leveling off and our operating performance is improving as we leverage our infrastructure with additional product sales.”
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 45,000 trucks at over 1,500 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA Releases First Quarter Results — Page 3
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	December 31,	September 30,
	2005	2005
Current assets
Cash and cash equivalents	$5,216	$6,473
Accounts receivable, net	4,976	7,812
Inventories	4,043	1,257
Deferred product costs	4,094	4,671
Prepaid expenses	226	204

Total current assets	18,555	20,417

Equipment and leasehold improvements, net	1,777	1,085
Deferred product costs, non-current	1,139	1,002

Total assets	$21,471	$22,504

Current liabilities
Bank line of credit	$2,000	$1,800
Capital lease obligations	60	—
Accounts payable	1,494	2,387
Accrued liabilities	2,300	2,171
Deferred revenue	7,252	7,774

Total current liabilities	13,106	14,132

Capital lease obligations, non-current	128	—
Deferred revenue, non-current	3,672	3,335

Total liabilities	16,906	17,467

Shareholders’ equity
Common stock	20,761	20,527
Preferred stock	9,244	9,105
Accumulated deficit	(25,440)	(24,595)

Total shareholders’ equity	4,565	5,037

Total liabilities and shareholders’ equity	$21,471	$22,504

XATA Releases First Quarter Results — Page 4
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	December 31,
	2005	2004
Net sales	$6,423	$4,538

Cost of sales	4,612	3,062
Selling, general and administrative	1,841	1,490
Research and development	727	996

Total costs and expenses	7,180	5,548

Loss from operations	(757)	(1,010)
Interest and other income, net	8	16

Loss before income taxes	(749)	(994)
Income tax expense	—	—

Net loss	(749)	(994)

Preferred stock dividends and deemed dividends	(96)	(151)

Net loss to common shareholders	$(845)	$(1,145)

Net loss per common share — basic and diluted
Net loss to common shareholders	$(0.12)	$(0.16)

Weighted average common and common share equivalents
Basic & Diluted	7,301	7,131